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                                                                     Exhibit 3.1

                              AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                                 FORTUNET, INC.

     Pursuant to N.R.S. Sections 78.385, 78.390 and 78.403, FortuNet, Inc. (the "Corporation") hereby submits the following for the purpose of amending and restating its Articles of Incorporation. These Amended and Restated Articles of Incorporation amend, restate, supersede and replace in their entirety all Articles of Incorporation previously filed on behalf of the Corporation and all amendments thereto. These Amended and Restated Articles of Incorporation were adopted unanimously by the stockholders of the Corporation pursuant to a written consent in accordance with N.R.S. Section 78.320(2).

                                    ARTICLE 1
                                      NAME

                  The name of the Corporation is FortuNet, Inc.

                                    ARTICLE 2
                                     PURPOSE

     The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the laws of the State of Nevada.

                                    ARTICLE 3
                                REGISTERED AGENT

     The name and street address of the registered agent of the Corporation in the State of Nevada is L and R Service Company of Nevada, LLC, 3993 Howard Hughes Parkway, Suite 600, Las Vegas, Nevada 89109.

                                    ARTICLE 4
                                 CAPITALIZATION

     The total number of shares of capital stock which the Corporation shall have authority to issue is one hundred fifty million (150,000,000) shares of common stock with a par value of one-tenth of one cent ($.001) per share and fifty million (50,000,000) shares of preferred stock with a par value of one-tenth of one cent ($.001) per share, undesignated as to class, powers, designations, preferences, limitations, restrictions or relative rights. The board of directors of the Corporation is authorized to fix and determine any class or series of preferred stock and the number of shares of each class or series and to prescribe the powers, designations, preferences, limitations, restrictions and relative rights of any class or series established, all by resolution of the board of directors and in accordance with N.R.S. Section 78.1955, as the same may be amended and supplemented.
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                                    ARTICLE 5
                               BOARD OF DIRECTORS

     The Corporation will be governed by a Board of Directors. The number of directors may from time to time be increased or decreased in the manner provided in the Corporation's bylaws.

                                    ARTICLE 6
                 DIRECTOR AND OFFICER LIABILITY; INDEMNIFICATION

     6.1 No Personal Liability. The personal liability of the directors and officers of the corporation is hereby eliminated to the fullest extent permitted by the provisions of the Nevada Revised Statues and particularly N.R.S. Section
78.138.7 thereof, as the same may be amended and supplemented.

     6.2 Indemnification. The Corporation shall, to the fullest extent permitted by the provisions of the Nevada Revised Statutes and particularly N.R.S. Section 78.7502, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under such section from and against any and all of the expenses, liabilities or other matters referred to in or covered by such section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified persons may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in any other capacity while holding such office, and shall continue as to persons who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such persons. The Corporation shall pay or otherwise advance all expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding as such expenses are incurred and in advance of the final disposition of the action, suit or proceeding, provided that the indemnified officer or director undertakes to repay the amounts so advanced if a court of competent jurisdiction ultimately determines that such officer or director is not entitled to be indemnified by the Corporation. Nothing herein shall be construed to affect any rights to advancement of expenses to which personnel other than officers or directors of the Corporation may be entitled under any contract or otherwise by law.

                                    ARTICLE 7
         OBLIGATIONS OF CERTAIN BENEFICIAL OWNERS; DISQUALIFIED HOLDERS

     7.1 Definitions. For purposes of this Article 7:

          (a) "Affiliate" and "Associate" have the respective meanings given those terms in Rule 12b-2 of the General Rules and Regulations promulgated under the Securities Exchange Act of 1934, as amended, with the term "registrant" as used therein meaning the Corporation.

          (b) A Person is the "Beneficial Owner" of issued and outstanding shares of capital stock of the Corporation:

               (i) with respect to which such Person or any of its Affiliates and Associates, pursuant to any agreement, arrangement or understanding, or otherwise, has or shares, directly or indirectly,


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                    voting power, including the power to vote or direct the
                    voting of such shares, or investment power, including the power to dispose or to direct the disposition of such shares, or both;

               (ii) that such Person or any of its Affiliates or Associates has
                    (1) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise or (2) the right to vote pursuant to any agreement, arrangement or understanding; or

               (iii) that are beneficially owned, directly or indirectly, by any other Person with which such first-mentioned Person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of capital stock of the Corporation, as the case may be.

          (c) "Disqualified Holder" means any Beneficial Owner of shares of capital stock of the Corporation whose holding of shares of capital stock may result or, when taken together with the holding of shares of capital stock by any other Beneficial Owner, may result, in the judgment of the Board of Directors, in (i) the disapproval, modification, or non-renewal of any contract to which the Corporation or any its Affiliates is a party or is subject; or (ii) the failure to obtain or the loss or non-reinstatement of any license, permit or franchise from any Gaming Authority held by the Corporation or any of its Affiliates to conduct any portion of the business of the Corporation or its Affiliates.

          (d) "Fair Market Value" means, with respect to the shares of capital stock being redeemed pursuant to this Article 7: (A) the average closing sales price of such shares during the 10-day period immediately preceding the Redemption Date, as quoted in the National Association of Securities Dealers, Inc. Automated Quotations System (National Market System); or (B) if such shares are not included in such system, the average closing bid quotation with respect to such shares during the 10-day period immediately preceding the Redemption Date in any other quotation system then in use; or
     (C) if no such quotations are available, the fair market value of such shares on the Redemption Date, as determined in good faith by the Board of Directors.

          (e) "Gaming Authorities" means the Nevada Gaming Commission and the Nevada Gaming Control Board and any successors thereto, or any other federal, state, local, tribal or other governmental authority regulating any form of gaming that has, or may have, jurisdiction over the Corporation.

          (f) "Person" means any individual, firm, corporation, partnership, limited liability company or other entity.

          (g) "Redemption Date" means the date fixed by the Board of Directors for the redemption of any shares of capital stock of the Corporation pursuant to this Article 7.


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     7.2 Provision of Information and Other Obligations. In addition to any information that may be required to be disclosed pursuant to the rules and regulations of the Securities and Exchange Commission under the Securities and Exchange Act of 1934, as amended:

          (a) Any Person who becomes the Beneficial Owner of five percent (5%) or more of any class or series of the Corporation's issued and outstanding capital stock must notify the Corporation and the Gaming Authorities in writing of such fact in accordance with applicable law.

          (b) Any Person who becomes the Beneficial Owner of ten percent (10%) or more of any class or series of the Corporation's issued and outstanding capital stock will be deemed to have agreed to: (i) provide to the Gaming Authorities information regarding such Person, including without limitation thereto, information regarding other gaming-related activities of such Person and financial statements, in such form, and with such updates, as may be required by any Gaming Authority to determine such Person's suitability as a Beneficial Owner of such capital stock; (ii) respond to written or oral questions that may be propounded by any Gaming Authority; (iii) consent to the performance of any background investigation that may be required by any Gaming Authority, including without limitation thereto, an investigation of any criminal record of such Person; (iv) if required by the Gaming Authorities, apply for and obtain all appropriate licenses required by the Gaming Authorities; and (v) and pay any costs incurred by the Gaming Authorities in connection with such investigation and application.

          (c) Any Person who fails to comply with the foregoing provisions will be deemed to have agreed: (i) to indemnify, defend and hold the Corporation, its directors, officers, stockholders, employees and agents from and against any and all losses, damages, liabilities, fines, penalties, costs and expenses (including without limitation, attorneys' fees) that the Corporation may incur that arise or result from such Person's failure to comply with this Article 7 and applicable law; and (ii) that as compensation to the Corporation for the foregoing indemnification obligations, and not as a penalty, the Corporation may withhold all or a portion of the Redemption Price that would otherwise be payable to such Person or, if no Redemption Price is payable under this Article 7, then the Corporation may cancel all shares of the Corporation's capital stock of which such Person is the Beneficial Owner, but only in the amount necessary to reduce such Person's Beneficial Ownership to a level that would not result in the Corporation having any liability to the Gaming Authorities or any other Person.

     7.3 Disqualified Holders. Notwithstanding any other provisions of these Articles of Incorporation, all or a portion of the outstanding shares of capital stock held by a Disqualified Holder will be subject to redemption at any time by the Corporation by action of the Board of Directors. The terms and conditions of such redemption will be as follows:

          (a) the redemption price of the shares to be redeemed pursuant to this
     Article 7.3 will be equal to the Fair Market Value of such shares, or such other redemption price as may be required by applicable law;

          (b) the redemption price of such shares will be paid, at the Corporation's election in its sole discretion, in cash or other immediately available funds or by delivery of a promissory note payable to the Disqualified Holder, or any combination of the two.


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     If all or a portion of the redemption price is to be paid pursuant to a promissory note, unless the Corporation agrees otherwise, such promissory note will be unsecured, payable over a period of five (5) years and will bear interest, compounded annually, at the prime rate of interest, as published in The Wall Street Journal on the Redemption Date (or, if the Redemption Date is not a business day, the business day immediately preceding the Redemption Date); provided, that if The Wall Street Journal ceases to publish the prime rate, the Corporation will reasonably determine a substitute method for determining the prime rate;

          (c) if less than all the shares held by the Disqualified Holders are to be redeemed, the shares to be redeemed will be selected in a manner determined by the Board of Directors, which may include selection first of the most recently purchased shares thereof, selection by lot, or selection in any other manner determined by the Board of Directors;

          (d) at least ten (10) days' written notice of the Redemption Date will be given to Disqualified Holders of the shares to be redeemed;

          (e) from and after the Redemption Date or such earlier date as mandated by applicable law, any and all rights of whatever nature, which may be held by the Disqualified Holders of shares selected for redemption (including without limitation any rights to vote or participate in dividends declared on capital stock of the same class or series as such shares), will cease and terminate and thenceforth the Disqualified Holder will be entitled only to receive the redemption price payable upon redemption; and

          (f) such other terms and conditions as the Board of Directors may determine.

The foregoing notwithstanding, the number of shares of capital stock of a Disqualified Holder to be redeemed pursuant to this Article 7 will be the minimum number of shares as required to cause such Disqualified Person to be in compliance with, or not subject to, regulatory requirements of the Gaming Authorities.

                                    * * * * *

     IN WITNESS WHEREOF, the undersigned has executed these Amended and Restated Articles of Incorporation of FortuNet Inc. as of October 21, 2005.


                                        /s/ Yuri Itkis
                                        ----------------------------------------
                                        Yuri Itkis, President and Secretary


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